Exhibit 8.0

Patton Boggs LLP (202)457-6000

Board of Directors

Harrodsburg First Financial Bancorp, Inc.

104 South Chiles Street

Harrodsburg, KY 40330

Board of Directors

Independence Bancorp

3801 Charlestown Road

New Albany, IN 47150

Ladies and Gentlemen:

You have requested our opinion as to the federal income tax consequences of the merger between Harrodsburg First Financial Bancorp. Inc., a Delaware corporation (“Harrodsburg”) and Independence Bancorp, an Indiana corporation (“Independence”), and the merger of First Financial Bank (“First Financial”), a wholly-owned subsidiary of Harrodsburg and Independence Bank, a wholly owned subsidiary of Independence Bank, each as described herein.

We have acted as counsel to Harrodsburg in connection with the proposed merger of Independence with and into Harrodsburg (the “Merger”) pursuant to the terms of the Agreement and Plan of Reorganization dated as of January 22, 2004 (the “Plan of Reorganization”) by and among each of Harrodsburg and Independence, each as described in the Registration Statement on Form S-4 filed by Harrodsburg with the Securities and Exchange Commission (the “Registration Statement”). Immediately following the Merger, Harrodsburg will cause the merger of First Financial, a federally chartered stock savings bank, and Independence Bank, an Indiana chartered bank, such that First Financial will merge with and into Independence Bank with Independence Bank as the surviving corporation. Simultaneously, Independence Bank with merge with and into I Bank, Inc. (“I Bank”), a wholly-owned subsidiary of Harrodsburg, with I Bank as the surviving institution. I Bank, a Kentucky state-chartered bank, will be renamed “1st Independence Bank” (collectively, the “Bank Merger”). This opinion is being rendered as required by Section 6.1(e) of the Plan of Reorganization. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Plan of Reorganization.

Boards of Directors

In connection with our opinion, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of the Plan of Reorganization, the Registration Statement and such other documents as we have deemed necessary or appropriate to enable us to render the opinion below. In our examination, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof and (iv) the factual matters, statements and recitations contained in the documents are accurate, true and complete. In rendering our opinion, we have also relied upon certain assumptions and written representations by each of Harrodsburg, First Financial, Independence and Independence Bank.

In rendering our opinion, we have also considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax free reorganization under Section 368(a)(1)(A) of the Code and will have the following federal income tax consequences to each of Harrodsburg, First Financial, Harrodsburg shareholders, Independence, Independence Bank and the Independence shareholders.

1.	No gain or loss will be recognized by Harrodsburg, Harrodsburg’s shareholders, or Independence as a result of the Merger.

2.	No gain or loss will be recognized by First Financial or Independence Bank as a result of the Bank Merger.

3.	Independence stockholders receiving solely Harrodsburg common stock in exchange for their shares of Independence common stock pursuant to the Merger will not recognize gain or loss on the exchange. However, if any Independence stockholder receives cash in lieu of a fractional share of Harrodsburg common stock, the Independence stockholder will be treated as receiving a fractional share of Harrodsburg common stock in the Merger and having immediately exchanged that fractional share for cash in a taxable exchange with Harrodsburg.

4.	The adjusted tax basis of the Harrodsburg common stock received and any fractional shares deemed received by an Independence stockholder in the Merger will be equal to the tax basis of the Independence common stock exchanged pursuant to the Merger.

Boards of Directors

5.	The holding period of Harrodsburg common stock received by a Independence stockholder will include the period during which the surrendered shares were held.

Except as specifically set forth above, no other opinion is expressed as to the tax consequences to any party to the Merger or any other transactions related to or occurring in connection with the Merger or otherwise. No other opinion is expressed under federal, state, local or foreign law. The opinion expressed herein is rendered as of the Effective Date of the Merger. We assume no obligation to update or supplement our opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change in law that may hereafter become effective.

This opinion is being furnished only to Harrodsburg, Independence and the Independence shareholders in connection with the Merger and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement filed by Harrodsburg and references to our opinion in the Harrodsburg Registration Statement and any Proxy Statement/Prospectus attached thereto and the inclusion of our opinion in certain bank regulatory filings in connection with the Merger.

Sincerely,

PATTON BOGGS LLP